(MITSUI LOGO)  MITSUI & CO., LTD.
               2-1, OHTEMACHI 1-CHOME, CHIYODA-KU, TOKYO 100-0004, JAPAN










                                                            MITSUI & CO., LTD.












                                                          SEMIANNUAL REPORT 2002

          Printed in Japan                                 APRIL-SEPTEMBER 2002

A CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Semiannual Report contains statements regarding Mitsui & Co., Ltd. (Mitsui)'s corporate strategies, objectives, and views of future developments that are forward-looking in nature and are not simply reiterations of historical facts. These statements are presented to inform stakeholders of the views of Mitsui's management but should not be relied on solely in making investment and other decisions. You should be aware that a number of important risk factors could lead to outcomes that differ materially from those presented in such forward-looking statements. These include, but are not limited to, (i) changes in economic conditions that may lead to unforeseen developments in markets for products handled by Mitsui, (ii) fluctuations in currency exchange rates that may cause unexpected deterioration in the value of transactions, (iii) adverse political developments that may create unavoidable delays or postponement of transactions and projects, (iv) changes in laws, regulations, or policies in any of the countries where Mitsui conducts its operations that may affect Mitsui's ability to fulfill its commitments, and (v) significant changes in the competitive environment. In the course of its operations, Mitsui adopts measures to control these and other types of risks, but this does not constitute a guarantee that such measures will be effective.


FINANCIAL HIGHLIGHTS

MITSUI & CO., LTD. and Subsidiaries
For the Six-Month Periods Ended September 30, 2002 and 2001

----------------------------------------------------------------------
                                                Millions of Yen
                                        ------------------------------
                                            2002               2001
----------------------------------------------------------------------
TOTAL TRADING TRANSACTIONS              Yen6,243,676      Yen6,338,966
REVENUE--GROSS TRADING PROFIT                275,238           270,225
INCOME FROM CONTINUING OPERATIONS             25,854            25,009
NET INCOME                                    24,789            23,418
----------------------------------------------------------------------

                                                       Yen
----------------------------------------------------------------------
AMOUNTS PER 20 SHARES:
  Income from Continuing Operations:
    Basic                                     Yen327            Yen316
    Diluted                                      307               297
  Net income:
    Basic                                        313            Yen296
    Diluted                                      295               278
Cash dividends applicable to the period           80                80
----------------------------------------------------------------------

Notes: 1. The condensed consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America.

       2. See notes to condensed consolidated financial statements.


NET INCOME

For the Six-Month Periods Ended September 30 (Billions of Yen)

-----------------
1998      Yen14.6
1999         13.1
2000         24.1
2001         23.4
2002         24.8
-----------------


OPERATING SEGMENT INFORMATION

For the Six-Month Periods Ended September 30, 2002 and 2001

----------------------------------------------------------------------
                                               Millions of Yen
                                       -------------------------------
                                            2002             2001
----------------------------------------------------------------------
TOTAL TRADING TRANSACTIONS:
Metal Products & Minerals              Yen   933,159     Yen   872,910
Machinery, Electronics & Information       1,117,138         1,239,676
Chemical                                     676,105           657,114
Energy                                     1,293,883         1,287,662
Consumer Products & Services               1,084,642         1,029,174
Domestic Branches and Offices                856,672           965,095
Americas                                     603,816           623,054
Europe                                       280,925           312,076
Other Overseas Areas                         681,730           690,884
Corporate and Eliminations                (1,284,394)       (1,338,679)
----------------------------------------------------------------------
                                       Yen 6,243,676     Yen 6,338,966
======================================================================
NET INCOME (LOSS):
Metal Products & Minerals              Yen     7,239     Yen     3,473
Machinery, Electronics & Information          (8,723)            2,441
Chemical                                      (1,590)             (535)
Energy                                        13,144            16,406
Consumer Products & Services                   4,222              (977)
Domestic Branches and Offices                  3,510             2,880
Americas                                       2,351             3,005
Europe                                         1,371             1,297
Other Overseas Areas                           3,123             2,385
Corporate and Eliminations                       142            (6,957)
----------------------------------------------------------------------
                                       Yen    24,789     Yen    23,418
======================================================================

TO OUR SHAREHOLDERS

On October 1, 2002, I took up the position of President and Chief Executive Officer of Mitsui & Co., Ltd. ("Mitsui"), and I am pleased to present a review of our results for the six month period ended September 30, 2002.


                              Operating Environment

During the period under review, the world economy has begun to show moderate signs of recovery, supported by growth in the United States and gradual improvement in global trade and investment. The U.S. economy appeared to have firmer footing, with increased personal incomes and low interest rates to support stronger consumer spending and housing investments, and with corporate profits beginning to recover. Recovery of the world economy has led to an increase in Japan's exports and an end to the country's inventory adjustments. The Japanese equity market, however, has remained depressed due to the disposal of non-performing bank loans and persistent deflationary pressures.


                  First-Half Corporate Initiatives and Results

In line with the Medium-Term Strategic & Financial Plan announced in May 2001, we are aiming to be the world's leading Comprehensive Business Engineering enterprise--providing a full range of trade and industrial development
services....going beyond the sogo shosha.

     Initiatives taken during the six-month period include the following:

- CREATION OF NEW MANAGEMENT FRAMEWORKS AND SYSTEMS
We have implemented a new Operating Group structure to achieve a more dynamic allocation of corporate resources and an optimum balance between the concentration and delegation of authority. By assigning significant control over investments, internal structural reforms, and human resources to each Group President, we have created a system that allows maximum flexibility and maneuverability to make and implement business decisions.

- PRIORITIZED ALLOCATION OF CORPORATE RESOURCES INTO STRATEGIC AREAS
With a strengthened Operating Group framework, our Group management endeavors to promote a more strategic and dynamic allocation of corporate resources. Examples of fields in which we have achieved this include:

- Energy and metal resources: where we acquired additional top quality assets, such as coal mining rights in Australia and oil production rights in Oman
- Distribution: where we increased capital in Sanyu Koami Co., Ltd., and also invested in Nippon Steel Trading Co., Ltd.
- Services: where we have sharpened our focus on food supply operations with the acquisition of AIM Services Co., Ltd., through a takeover bid (TOB)
- New technology: where we secured investment from Nobel prize winning technology owner Shimadzu Corporation in our joint venture Agenica Research Pte Ltd., which is pursuing new business opportunities in protein analysis. In addition, we opened a plant to verify the volume production of carbon nanotubes.


                              Business Performance

                                                         (Billions of yen)
----------------------------------------------------------------------------
                                                 SIX-MONTH       Six-Month
                                               PERIOD ENDED    Period Ended
                                               SEPTEMBER 30,   September 30,
                                                    2002            2001
----------------------------------------------------------------------------
Earning Power                                    Yen   71.5     Yen   54.7
----------------------------------------------------------------------------
Total trading transactions                          6,243.7        6,339.0
----------------------------------------------------------------------------
Revenue--gross trading profit                         275.2          270.2
----------------------------------------------------------------------------
Expenses and other                                    244.4          226.0
----------------------------------------------------------------------------
Equity in earnings of associated
 companies--Net (after income tax effect)              11.2            3.6
----------------------------------------------------------------------------
Net income                                             24.8           23.4
----------------------------------------------------------------------------

     Through initiatives such as the ones just mentioned, we successfully tackled a tough operating environment and were able to generate net income of Yen24.8 billion for the half-year period, an increase of 5.9% compared to the first half of the previous fiscal year. Also, we greatly increased Earning Power*, from Yen54.7 billion to Yen71.5 billion.

     Specifically, Mitsui's consolidated total trading transactions for the six-month period ended September 30, 2002, were Yen6,243.7 billion, a decrease of Yen95.3 billion, or 1.5%, compared to the first half of the previous year. Total trading transactions of the Metal Products & Minerals segment rose due to the increase of steel products' exports and subsidiaries' total trading transactions of iron ore and coal. Total trading transactions of the Consumer Products & Services segment also rose, as a result of the increases in foods and retail subsidiaries' total trading transactions. However, these gains were more than offset by the negative impact of lower plant exports of the Machinery, Electronics & Information segment, sluggish domestic demand across the board, and a decrease in total trading transactions of domestic construction materials, resulting from spinning off these businesses from the Domestic Branches and Offices segment.

     Revenue--gross trading profit was Yen275.2 billion, an increase of Yen5.0 billion. Although the revenue--gross trading profit of the Domestic Branches and Offices segment and Energy segment decreased, this was offset by increases reported by the Europe segment, the Other Overseas Areas segment (including subsidiaries in Australia), the Metal Products & Minerals segment, and certain other segments.

     Expenses and Other totaled Yen244.4 billion, an increase of Yen18.4 billion compared to the first half of the previous fiscal year. Positive factors included a lower loss on the write-down of securities and decreased interest expense, net of interest income. On the other hand, the gain on sales of securities--net declined, the provision for doubtful receivables increased, mainly for country risks and aircraft-related receivables, and fixed assets were written down for aircraft, chemical plants, and others.

     Equity in Earnings of Associated Companies--Net (After Income Tax Effect) was Yen11.2 billion, an increase of Yen7.6 billion. While the loss on investment in an associated company in Japan for which the decline in value was deemed to be other than temporary was recognized in the current period, this was offset by improved performances of our associated companies in energy and metal resources businesses.

     Net income for the six-month period ended September 30, 2002, was Yen24.8 billion, an increase of Yen1.4 billion compared to the first half of the previous fiscal year, after considering a loss of Yen1.1 billion from discontinued operations in the current period.

* Earning Power is calculated as follows: revenue-gross trading profit minus selling, general and administrative expenses, minus interest expenses, net of interest income plus dividend income, plus equity in earnings of associated companies, net.

                                    Outlook

In line with Mitsui's Medium-Term Strategic & Financial Plan, we will continue to pursue the following measures:

- STRENGTHEN OUR CORE BUSINESSES
We are strategically allocating corporate resources into areas that we believe will add to our corporate value most. We plan to further emphasize metal resources and energy businesses as core sources of revenue. The other key areas we will strengthen include information businesses, machinery and project engineering, iron and steel, chemicals, and foods.

- DEVELOP PROMISING NEW BUSINESS OPPORTUNITIES

We are working to develop next-generation revenue sources by strategically allocating corporate resources to ventures in new growth fields, such as biotechnology and nanotechnology, while also fully engaging in new areas, including comprehensive outsourcing services, logistics, and IT integration. In existing areas, we are breaking through the traditional business model, with a dynamic strategy that encompasses domestic and offshore mergers, acquisitions, and alliances to sustain growth of Mitsui.

- Enhance CORPORATE VALUE
We are redistributing corporate resources under our new Operating Group system, with a plan to continue strengthening consolidated operations by further unifying the management of our affiliated companies and optimizing the Group structure. At the same time, we intend fully to proactively review the efficiency of all affiliates and integrate and/or restructure operations, as necessary, to maximize the consolidated corporate value and to reap a Conglomerate Premium.

- REALIZE OUR GLOBAL STRATEGY
Our global strategy focuses on the following growing areas: China, whose global market presence will increase, as a result of the entrance of China and Taiwan into the WTO; the rest of Asia, with markets growing within the ASEAN free trade zone; the European Union, with its expanding membership; and the Americas, the world's largest market. Our aim is to expand revenue on a global scale by utilizing Mitsui's extensive business network throughout the world, bolstered by an increased number of staff and the creation of diversified businesses through new alliances and other strategic initiatives.

- BUSINESS PROCESS REENGINEERING
We are currently engaged in a comprehensive Business Process Reengineering to streamline operating systems and revitalize our organization with an optimum balance between efficiency and internal control.

     We are working to standardize business processes companywide and enhance productivity through the introduction of a common IT infrastructure. By creating a strategic management structure, we aim to expedite decision making, increase greatly our internal sharing of information and knowledge, and generate higher value added.


               Strengthening Our Management and Control Structure

Management places great emphasis on legal and regulatory compliance. So, it is with deepest regret we report that in the six-month period ended September 30, 2002, two employees of Mitsui were indicted on a charge of interference in the bidding process for the construction of a power generation facility on the Russian-held island of Kunashiri. We take this matter very seriously and have taken the following steps to strengthen further our compliance procedures.

- Employee-training programs are being reinforced to instill a thorough awareness of compliance issues and to guide ethical actions.

- A new monitoring system for ODA (Official Development Assistance) projects has been introduced, with external legal and specialists' advice, to ensure transparency of business processes.

- The internal checking system has been enhanced, qualitatively and quantitatively, through an increase in the number of internal inspectors and an introduction of special inspections by outside specialists.

     We believe that the business environment in the second half of this financial year will continue to be a challenge for us all. Nevertheless, Mitsui will make all-out efforts to expand revenues and increase shareholders' value. We look forward to your continued support.


December 2002


/s/ SHOEI UTSUDA
Shoei Utsuda
President and Chief Executive Officer

STATEMENTS OF CONSOLIDATED INCOME

MITSUI & CO., LTD. and Subsidiaries
For the Six-Month Periods Ended September 30, 2002 and 2001 and for the Year Ended March 31, 2002

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    Translation
                                                                                                                       into
                                                                                                                    Millions of
                                                                                                                   U.S. Dollars
                                                                                 Millions of Yen                     (Note 3)
                                                                  ----------------------------------------------   -------------
                                                                   SIX-MONTH        Six-Month                       SIX-MONTH
                                                                  PERIOD ENDED    Period Ended      Year Ended     PERIOD ENDED
                                                                  SEPTEMBER 30,   September 30,      March 31,     SEPTEMBER 30,
                                                                      2002            2001             2002            2002
--------------------------------------------------------------------------------------------------------------------------------
TOTAL TRADING TRANSACTIONS* (Note 7)                              Yen6,243,676     Yen6,338,966    Yen12,644,754     $51,178
================================================================================================================================
REVENUE--GROSS TRADING PROFIT* (Note 7)                           Yen  275,238     Yen  270,225    Yen   547,979     $ 2,256
EXPENSES AND OTHER:
  Selling, general and administrative                                  221,757          221,925          448,133       1,818
  Provision for doubtful receivables                                     6,291            4,167           21,193          52
  Interest expense (net of interest income)                              3,347            8,000           13,159          27
  Dividend income                                                      (10,161)         (10,798)         (18,203)        (83)
  Gain on sales of securities--net                                      (8,816)         (20,488)         (31,316)        (72)
  Gain on securities contributed to an employee
   retirement benefit trust                                                 --               --          (29,242)         --
  Loss on the write-down of securities                                  10,680           23,137           43,603          87
  Loss on disposal or sale of property and
   equipment--net                                                          993            1,142            2,605           8
  Impairment loss of long-lived assets                                  16,480              125           24,732         135
  Other expense (income)--net                                            3,788           (1,225)          10,062          31
--------------------------------------------------------------------------------------------------------------------------------
     Total                                                             244,359          225,985          484,726       2,003
--------------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES, MINORITY INTERESTS AND EQUITY
 IN EARNINGS                                                            30,879           44,240           63,253         253
--------------------------------------------------------------------------------------------------------------------------------
INCOME TAXES (Note 4):
  Current                                                               22,479           18,097           32,588         184
  Deferred                                                              (8,495)           4,479           (1,324)        (69)
--------------------------------------------------------------------------------------------------------------------------------
       Total                                                            13,984           22,576           31,264         115
--------------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS BEFORE
 MINORITY INTERESTS AND EQUITY in EARNINGS                              16,895           21,664           31,989         138
MINORITY INTERESTS IN (EARNINGS) LOSSES OF
 SUBSIDIARIES                                                           (2,250)            (241)           3,081         (18)
EQUITY IN EARNINGS OF ASSOCIATED COMPANIES--NET
 (AFTER INCOME TAX EFFECT)                                              11,209            3,586           23,783          92
--------------------------------------------------------------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                       25,854           25,009           58,853         212
--------------------------------------------------------------------------------------------------------------------------------
LOSS FROM DISCONTINUED OPERATIONS--NET
 (AFTER INCOME TAX EFFECT) (Note 2)                                     (1,065)          (1,591)          (3,482)         (9)
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                        Yen   24,789     Yen   23,418    Yen    55,371     $   203
--------------------------------------------------------------------------------------------------------------------------------

* Total Trading Transactions represent gross transaction volume for Revenue--Gross Trading Profit reported in the Statements of Consolidated Income, and is a financial measure commonly used by similar Japanese trading companies and disclosed on the basis of prevailing accounting practice in Japan.

                                                                               U.S. Dollars
                                                          Yen                   (Note 3)
                                              ----------------------------     ------------
AMOUNTS PER 20 SHARES (Note 5):
Net income:
  Basic
    Continuing Operations                     Yen327     Yen316     Yen743     $ 2.68
    Discontinued Operations                      (14)       (20)       (44)     (0.11)
------------------------------------------------------------------------------------------
     Total                                       313        296        699       2.57
------------------------------------------------------------------------------------------
  Diluted
    Continuing Operations                        307        297        698       2.52
    Discontinued Operations                      (12)       (19)       (41)     (0.10)
------------------------------------------------------------------------------------------
     Total                                       295        278        657       2.42
------------------------------------------------------------------------------------------
Cash dividends applicable to the period           80         80        160       0.66
------------------------------------------------------------------------------------------

See notes to condensed consolidated financial statements.

CONDENSED CONSOLIDATED BALANCE SHEETS

MITSUI & CO., LTD. and Subsidiaries
September 30, 2002 and 2001 and March 31, 2002

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Translation
                                                                                                                         into
                                                                                                                      Millions of
                                                                                                                     U.S. Dollars
                                                                                     Million of Yen                    (Note 3)
                                                                        ------------------------------------------   --------------
                                                                        SEPTEMBER 30,  September 30,    March 31,    SEPTEMBER 30,
                                                                            2002           2001           2002          2002
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash and marketable securities                                        Yen  822,927   Yen  779,177   Yen  788,862       $ 6,745
  Trade receivables, less allowance for doubtful receivables               2,083,121      2,235,404      2,224,661        17,075
  Inventories                                                                472,547        501,992        485,147         3,873
  Other current assets                                                       297,930        282,762        285,087         2,442
-----------------------------------------------------------------------------------------------------------------------------------
     Total current assets                                                  3,676,525      3,799,335      3,783,757        30,135
-----------------------------------------------------------------------------------------------------------------------------------
INVESTMENTS AND NON-CURRENT RECEIVABLES:
  Investments                                                              1,211,240      1,236,005      1,264,780         9,928
  Non-current trade and other receivables, less allowance for
   doubtful receivables                                                      719,829        839,031        843,306         5,900
-----------------------------------------------------------------------------------------------------------------------------------
     Total investments and non-current receivables                         1,931,069      2,075,036      2,108,086        15,828
-----------------------------------------------------------------------------------------------------------------------------------
PROPERTY AND EQUIPMENT, LESS ACCUMULATED DEPRECIATION                        611,534        644,134        615,125         5,013
-----------------------------------------------------------------------------------------------------------------------------------
OTHER ASSETS                                                                 178,584         74,672        161,398         1,464
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL                                                            Yen6,397,712   Yen6,593,177   Yen6,668,366       $52,440
===================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current maturities of long-term debt        Yen  974,276   Yen  874,235   Yen1,022,200       $ 7,986
  Trade payables                                                           1,545,487      1,708,345      1,655,567        12,668
  Other current liabilities                                                  297,435        302,153        308,909         2,438
-----------------------------------------------------------------------------------------------------------------------------------
     Total current liabilities                                             2,817,198      2,884,733      2,986,676        23,092
-----------------------------------------------------------------------------------------------------------------------------------
LONG-TERM DEBT, LESS CURRENT MATURITIES                                    2,571,626      2,715,949      2,619,867        21,079
-----------------------------------------------------------------------------------------------------------------------------------
OTHER LIABILITIES                                                             65,813         91,475         88,654           539
-----------------------------------------------------------------------------------------------------------------------------------
MINORITY INTERESTS                                                            63,441         57,777         58,199           520
-----------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' Equity:
  Common stock                                                               192,487        192,487        192,487         1,578
  Capital surplus                                                            287,756        287,756        287,756         2,359
  Retained earnings:
    Appropriated for legal reserve                                            36,235         35,231         35,873           297
    Unappropriated (Note 6)                                                  494,168        453,741        476,074         4,050
  Accumulated other comprehensive loss                                      (130,404)      (125,972)       (76,918)       (1,069)
  Treasury stock, at cost                                                       (608)            --           (302)           (5)
-----------------------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                              879,634        843,243        914,970         7,210
-----------------------------------------------------------------------------------------------------------------------------------
       TOTAL                                                            Yen6,397,712   Yen6,593,177   Yen6,668,366       $52,440
===================================================================================================================================

See notes to condensed consolidated financial statements.

CONDENSED STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

MITSUI & CO., LTD. and Subsidiaries
For the Six-Month Periods Ended September 30, 2002 and 2001 and for the Year Ended March 31, 2002

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Translation
                                                                                                                          Into
                                                                                                                       Millions of
                                                                                                                      U.S. Dollars
                                                                                 Million of Yen                        (Note 3)
                                                                 ------------------------------------------------    -------------
                                                                  SIX-MONTH        Six-Month                          SIX-MONTH
                                                                 PERIOD ENDED     Period Ended        Year Ended     PERIOD ENDED
                                                                 SEPTEMBER 30,    September 30,        March 31,     SEPTEMBER 30,
                                                                      2002             2001               2002           2002
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK:
Balance at beginning of year:
  Shares issued: 2002.9, 2001.9 and
   2002.3--1,583,674,837 shares                                   Yen 192,487      Yen 192,487        Yen 192,487      $ 1,578
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period:
  Shares issued: 2002.9, 2001.9 and
   2002.3--1,583,674,837 shares                                   Yen 192,487      Yen 192,487        Yen 192,487      $ 1,578
==================================================================================================================================
CAPITAL SURPLUS:
Balance at beginning of year                                      Yen 287,756      Yen 287,756        Yen 287,756      $ 2,359
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                          Yen 287,756      Yen 287,756        Yen 287,756      $ 2,359
==================================================================================================================================
RETAINED EARNINGS:
  APPROPRIATED FOR LEGAL RESERVE:
  Balance at beginning of year                                    Yen  35,873      Yen  34,341        Yen  34,341      $   294
  Transfer from unappropriated retained earnings                          362              890              1,532            3
----------------------------------------------------------------------------------------------------------------------------------
  Balance at end of period                                        Yen  36,235      Yen  35,231        Yen  35,873      $   297
==================================================================================================================================
  UNAPPROPRIATED (Note 6):
  Balance at beginning of year                                    Yen 476,074      Yen 437,548        Yen 437,548      $ 3,902
  Net income                                                           24,789           23,418             55,371          203
  Cash dividends paid for period:
    2002.9, Yen4.0--3.3cents; 2001.9, Yen4.0;
     2002.3, Yen8.0                                                    (6,333)          (6,335)           (12,669)         (52)
  Transfer to retained earnings appropriated for
   legal reserve                                                         (362)            (890)            (1,532)          (3)
  Effect of change in fiscal year-end of certain
   subsidiaries (Note 1)                                                   --               --             (2,644)          --
----------------------------------------------------------------------------------------------------------------------------------
  Balance at end of period                                        Yen 494,168      Yen 453,741        Yen 476,074      $ 4,050
==================================================================================================================================
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
 (AFTER INCOME TAX EFFECT):
Balance at beginning of year                                      Yen (76,918)     Yen(117,705)       Yen(117,705)     $  (631)
Unrealized holding gains and losses on
 available-for-sale securities                                        (17,951)         (38,385)           (51,384)        (147)
Foreign currency translation adjustments                              (35,686)          33,594             69,057         (292)
Minimum pension liability adjustment                                      712            2,879             24,514            6
Net unrealized gains and losses on derivatives                           (561)          (6,355)            (2,950)          (5)
Effect of change in fiscal year-end of
 certain subsidiaries (Note 1)                                             --               --              1,550           --
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                          Yen(130,404)     Yen(125,972)       Yen (76,918)     $(1,069)
==================================================================================================================================
TREASURY STOCK, AT COST:
Balance at beginning of year:
  Shares in treasury: 2002.9, 494,860; 2001.9
   and 2002.3--0 shares                                           Yen    (302)     Yen      --        Yen      --      $    (2)
Purchase of treasury stock:
  Shares purchased: 2002.9, 416,095; 2001.9, 0
   and 2002.3, 494,860 shares                                            (306)              --               (302)          (3)
----------------------------------------------------------------------------------------------------------------------------------
Balance at end of period:
  Shares in treasury: 2002.9, 910,955; 2001.9, 0
   and 2002.3, 494,860 shares                                     Yen    (608)     Yen      --        Yen    (302)      $   (5)
==================================================================================================================================
SUMMARY OF CHANGES IN EQUITY FROM NONOWNER SOURCES
 (COMPREHENSIVE INCOME (LOSS)):
Net income                                                        Yen  24,789      Yen  23,418        Yen  55,371      $   203
Other comprehensive income (loss) (after income
 tax effect):
  Unrealized holding gains and losses on
   available-for-sale securities                                      (17,951)         (38,385)           (51,384)        (147)
  Foreign currency translation adjustments                            (35,686)          33,594             69,057         (292)
  Minimum pension liability adjustment                                    712            2,879             24,514            6
  Net unrealized gains and losses on derivatives                         (561)          (6,355)            (2,950)          (5)
Effect of change in fiscal year-end of certain
 subsidiaries (Note 1)                                                     --               --             (1,094)          --
----------------------------------------------------------------------------------------------------------------------------------
Changes in equity from nonowner sources                           Yen (28,697)     Yen  15,151        Yen  93,514      $  (235)
==================================================================================================================================

See notes to condensed consolidated financial statements.

STATEMENTS OF CONSOLIDATED CASH FLOWS
MITSUI & CO., LTD. and Subsidiaries
For the Six-Month Periods Ended September 30, 2002 and
2001 and for the Ended Year March 31, 2002

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Translation
                                                                                                                           into
                                                                                                                       Millions of
                                                                                                                       U.S. Dollars
                                                                                       Millions of Yen                   (Note 3)
                                                                           ------------------------------------------  -------------
                                                                            SIX-MONTH      Six-Month                    SIX-MONTH
                                                                           PERIOD ENDED   Period Ended   Year Ended    PERIOD ENDED
                                                                           SEPTEMBER 30,  September 30,   March 31,    SEPTEMBER 30,
                                                                              2002            2001          2002           2002
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                 Yen  24,789    Yen  23,418   Yen   55,371       $   203
Adjustments to reconcile net income to net cash provided by operating activities:
  Loss from discontinued operations--net (after income tax
   effect)                                                                       1,065          1,591          3,482             9
  Depreciation and amortization                                                 27,409         27,232         57,775           225
  Provision for doubtful receivables                                             6,291          4,167         21,193            52
  Equity in earnings of associated companies, less dividends received           (5,285)        (1,063)       (14,193)          (43)
  Deferred income taxes                                                         (8,495)         4,479         (1,324)          (69)
  Gain on sales of securities--net                                              (8,816)       (20,488)       (31,316)          (72)
  Gain on securities contributed to an employee retirement benefit trust            --             --        (29,242)           --
  Loss on the write-down of securities                                          10,680         23,137         43,603            87
  Loss on disposal or sale of property and equipment--net                          993          1,142          2,605             8
  Impairment loss of long-lived assets                                          16,480            125         24,732           135
  Decrease in trade receivables                                                106,995        129,751        148,412           877
  (Increase) decrease in inventories                                            (4,230)        26,792         32,586           (35)
  Decrease in trade payables                                                   (98,162)      (150,224)      (166,813)         (805)
  Net change in accrued pension costs and liability for severance
   indemnities                                                                  (3,518)         1,861         (1,725)          (29)
  Other--net                                                                     7,446         (9,719)       (11,434)           61
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                  73,642         62,201        133,712           604
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
Net decrease (increase) in time deposits                                        43,842        (40,066)       (17,102)          359
Investments in and advances to associated companies                            (28,817)       (17,825)       (38,008)         (236)
Collection of advances to associated companies                                   2,913         13,835         25,377            24
Acquisition of available-for-sale securities                                   (79,590)       (44,047)      (121,319)         (652)
Proceeds from sales of available-for-sale securities                            32,368         13,783         28,419           265
Proceeds from maturities of available-for-sale securities                       79,045          5,655         17,007           648
Acquisition of held-to-maturity debt securities                                 (2,432)            --             --           (20)
Proceeds from maturities of held-to-maturity debt securities                     3,494          9,596         20,202            29
Acquisition of other investments                                               (17,678)       (12,040)       (43,365)         (145)
Proceeds from sales of other investments                                        15,664         15,654         37,632           128
Increase in long-term loan receivables                                         (31,512)       (19,768)       (40,424)         (258)
Collection of long-term loan receivables                                        39,805         32,148         61,472           326
Additions to property leased to others and property and equipment              (58,001)       (41,303)       (89,060)         (475)
Proceeds from sale of property leased to others and property and
 equipment                                                                      50,073         25,045         50,957           410
Acquisition of a subsidiary, net of cash acquired                              (11,208)            --             --           (92)
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by (used in) investing activities                        37,966        (59,333)      (108,212)          311
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
Net decrease in short-term borrowings                                           (9,595)      (115,638)       (89,809)          (79)
Proceeds from long-term debt                                                   290,147        246,606        404,629         2,378
Repayment of long-term debt                                                   (289,020)      (264,779)      (428,227)       (2,369)
Payment of cash dividends                                                       (6,334)        (6,335)       (12,669)          (52)
------------------------------------------------------------------------------------------------------------------------------------
     Net cash used in financing activities                                     (14,802)      (140,146)      (126,076)         (122)
------------------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH
 AND CASH EQUIVALENTS                                                           (7,266)        12,469          9,433           (60)
------------------------------------------------------------------------------------------------------------------------------------
EFFECT OF CHANGE IN FISCAL YEAR-END OF CERTAIN SUBSIDIARIES
 (Note 1)                                                                           --             --         (6,201)           --
------------------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            89,540       (124,809)       (97,344)          733
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                 607,987        705,331        705,331         4,984
------------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                 Yen 697,527    Yen 580,522   Yen  607,987       $ 5,717
------------------------------------------------------------------------------------------------------------------------------------

See notes to condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF FINANCIAL STATEMENTS

     The condensed consolidated financial statements of Mitsui & Co., Ltd. (the "Company") and its subsidiaries (collectively, the "companies") have been prepared on the basis of accounting principles generally accepted in the United States of America ("U.S. GAAP").

          Certain reclassification and format changes have been made to prior year amounts to conform to the current period presentation.

          During the year ended March 31, 2002, 231 subsidiaries changed their fiscal year-ends to March 31, mainly from December 31, in order to conform the subsidiaries' year-ends with that of the Company. The earnings or losses of the subsidiaries for the stub period of the fiscal year exceeding 12 months were directly credited or charged to unappropriated retained earnings in order to maintain the comparability of periodic earnings. The other comprehensive income (loss) and cash flows of the subsidiaries for the stub period of the fiscal year exceeding 12 months are separately presented in the Condensed Statements of Consolidated Shareholders' Equity and the Statements of Consolidated Cash Flows, respectively.


2.   NEW ACCOUNTING STANDARDS

     BUSINESS COMBINATIONS
     On April 1, 2002, the companies fully adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. Any excess of fair value of acquired net assets over cost arising from a business combination is required to be recognized as an extraordinary gain as described in APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

          The cumulative effect of a change in accounting principles on the write-off of any unamortized deferred credit was immaterial.


     GOODWILL AND OTHER INTANGIBLE ASSETS
     On April 1, 2002, the companies fully adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill be no longer amortized, but instead tested for impairment annually or more frequently if impairment indicators arise. SFAS No. 142 also requires that identifiable intangible assets with a finite useful life be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Any identifiable intangible asset determined to have an indefinite useful life is not amortized, but instead tested for impairment in accordance with SFAS No. 142 until its life is determined to be no longer indefinite.

          The companies completed the transitional impairment test for goodwill and indefinite-lived intangible assets and determined that the fair value of these assets was in excess of the carrying amount.


     ASSET RETIREMENT OBLIGATIONS
     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the related cost by increasing the carrying amount of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

          SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. The effect of adoption of this statement on the companies' financial position and results of operations is not known and cannot be reasonably estimated until further study is completed.


     IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS
     On April 1, 2002, the companies adopted SFAS No. 144, which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and those provisions of APB Opinion No. 30 related to the disposal of segments of a business. This statement also creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations.

          The effect of adoption of this statement on the companies' financial position and results of operations was immaterial. However, the companies report the results of the discontinued operations (including gain or loss related to subsidiaries that either have been disposed of or are classified as held for sale) as a separate line item in the Statement of Consolidated Income under "Loss from Discontinued Operations--Net (After Income Tax Effect)."


     SFAS NO. 145, "RESCISSION OF FASB STATEMENTS NO. 4, 44 AND 64, AMENDMENT OF FASB STATEMENT NO. 13, AND TECHNICAL CORRECTIONS"
     In April 2002, the FASB issued SFAS No. 145, which rescinds SFAS No. 4, SFAS No. 44 and SFAS No. 64 and amends SFAS No. 13, "Accounting for Leases," to require that certain lease modifications with economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions.

          The companies adopted the provisions of SFAS No. 145 related to SFAS No. 13 for transactions occurring after May 15, 2002. All other provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002. The effect of adoption of this statement on the companies' financial position and results of operations was immaterial.


     COST ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 nullifies Emerging Issues Task Force Issue ("EITF") No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in Restructuring)." SFAS No. 146 requires that a liability for an exit cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 required recognition of a liability for an exit cost when an entity committed to an exit plan.

          The companies have not yet determined the effect that the adoption of SFAS No. 146 will have on their business, results of operations, and financial condition.


     GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS
     In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others - an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34." FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued, and clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This interpretation also incorporates, without change, the guidance in FIN No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others," which is being superseded.

          The initial recognition and initial measurement provisions of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The effect of adoption of this interpretation on the companies' financial position and results of operations is not known and cannot be reasonably estimated until further analysis is completed.


3.   U.S. DOLLAR PRESENTATION

     The translations of Japanese yen amounts into U.S. dollar amounts are included solely for the convenience of readers outside Japan and have been made at the rate of Yen122=US$1, the approximate rate of exchange on September 30, 2002.


4.   INCOME TAXES

     The Company's normal effective statutory tax rates were 42% for the six-month periods ended September 30, 2002 and 2001 and for the year ended March 31, 2002. The differences between this rate and the effective tax rates reflected in the accompanying condensed consolidated financial statements are principally the result of expenses which are not deductible for tax purposes, effects of operating losses of certain subsidiaries, intercompany dividends eliminated in consolidation, and lower income tax rates applicable to certain foreign subsidiaries.


5.   NET INCOME PER 20 SHARES

     The Company's American Depositary Shares, each representing 20 shares of common stock, are traded on the NASDAQ National Market System. Basic net income per 20 shares is computed by dividing net income by the weighted average number of common shares outstanding for the period multiplied by
     20. Diluted net income per 20 shares reflects the potential dilution as a result of issuance of shares upon conversion of the companies' convertible bonds. Cash dividends per 20 shares represents the cash dividends declared as applicable to the respective period.


6.   INTERIM CASH DIVIDEND

     On November 13, 2002, the Board of Directors approved the payment of an interim cash dividend to shareholders of record on September 30, 2002 of Yen4.0 per share (Yen80 per 20 shares), or a total of Yen6,332 million.


7.   SEGMENT INFORMATION

     The Operating Groups of the companies' Head Office, which are organized based on the "products and services," plan overall and worldwide strategies for their products and services and conduct their worldwide operations. The Operating Groups also collaborate with branches and offices that are located in Japan or overseas countries and with overseas trading subsidiaries in planning and executing their strategies for products or regions. The branches, offices, and overseas trading subsidiaries are separate operating units, which are delegated the business of their regions as the centers of each particular regional strategy and operate diversified business together with their affiliated companies in collaboration with the Operating Groups. Therefore, the companies' operating segments are comprised of product-wise operating segments and region-wise operating segments.

          The companies' reportable operating segments are five product-wise operating segments comprised of the Operating Groups and four region-wise reportable operating segments which have aggregated branches, offices and overseas trading sub-sidiaries based on characteristics of their regions.

          The companies' operating segment information for the six-month periods ended September 30, 2002 and 2001, and for the year ended March 31, 2002 are as follows.

OPERATING SEGMENT INFORMATION

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Millions of Yen
                                               ------------------------------------------------------------------------------------
                                                 Metal       Machinery,                                    Consumer      Domestic
                                                Products     Electronics                                   Products      Branches
SIX-MONTH PERIOD ENDED SEPTEMBER 30, 2002:     & Minerals   & Information    Chemical       Energy        & Services    and Offices
-----------------------------------------------------------------------------------------------------------------------------------
Total Trading Transactions:
  External customers                           Yen805,633   Yen1,027,679     Yen523,214   Yen1,261,258   Yen1,021,135   Yen738,730
  Intersegment                                    127,526         89,459        152,891         32,625         63,507      117,942
----------------------------------------------------------------------------------------------------------------------------------
     Total                                     Yen933,159   Yen1,117,138     Yen676,105   Yen1,293,883   Yen1,084,642   Yen856,672
----------------------------------------------------------------------------------------------------------------------------------
Revenue--Gross Trading Profit                  Yen 34,458   Yen   54,404     Yen 27,933   Yen   27,364   Yen   50,439   Yen 20,849
----------------------------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                        Yen 12,451   Yen      518     Yen  6,003   Yen   13,809   Yen    9,799   Yen  2,095
----------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                              Yen  7,239   Yen   (8,723)    Yen (1,590)  Yen   13,144   Yen    4,222   Yen  3,510
----------------------------------------------------------------------------------------------------------------------------------
Total Assets at September 30, 2002             Yen904,886   Yen1,308,144     Yen451,808   Yen  455,210   Yen  821,667   Yen485,830
----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                                                      Millions of Yen
                                               -------------------------------------------------------------------------
                                                                             Other Over-   Corporate and    Consolidated
SIX-MONTH PERIOD ENDED SEPTEMBER 30, 2002:      Americas        Europe       seas Areas    Eliminations          Total
------------------------------------------------------------------------------------------------------------------------
Total Trading Transactions:
  External customers                           Yen370,294      Yen179,101   Yen292,482    Yen    24,150     Yen6,243,676
  Intersegment                                    233,522         101,824      389,248       (1,308,544)              --
------------------------------------------------------------------------------------------------------------------------
     Total                                     Yen603,816      Yen280,925   Yen681,730    Yen(1,284,394)    Yen6,243,676
------------------------------------------------------------------------------------------------------------------------
Revenue--Gross Trading Profit                  Yen 22,342      Yen 11,235   Yen 11,605    Yen    14,609     Yen  275,238
------------------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                        Yen  5,562      Yen  2,309   Yen (1,116)   Yen    (4,240)    Yen   47,190
------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                              Yen  2,351      Yen  1,371   Yen  3,123    Yen       142     Yen   24,789
------------------------------------------------------------------------------------------------------------------------
Total Assets at September 30, 2002             Yen417,393      Yen260,422   Yen233,592    Yen 1,058,760     Yen6,397,712
------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Millions of Yen
                                               ------------------------------------------------------------------------------------
                                                 Metal       Machinery,                                    Consumer      Domestic
Six-month period ended September 30, 2001       Products     Electronics                                   Products      Branches
(As restated):                                 & Minerals   & Information    Chemical       Energy        & Services    and Offices
-----------------------------------------------------------------------------------------------------------------------------------
Total Trading Transactions:
  External customers                           Yen747,623   Yen1,164,029     Yen522,778   Yen1,241,560   Yen  956,873    Yen819,353
  Intersegment                                    125,287         75,647       134,336          46,102         72,301       145,742
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                     Yen872,910   Yen1,239,676     Yen657,114   Yen1,287,662   Yen1,029,174    Yen965,095
-----------------------------------------------------------------------------------------------------------------------------------
Revenue--Gross Trading Profit                  Yen 33,784   Yen   54,015     Yen 27,974   Yen   28,047   Yen   49,833    Yen 24,006
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                        Yen 10,147   Yen    6,310     Yen  6,696   Yen   10,885   Yen   (2,058)   Yen  4,355
-----------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                              Yen  3,473   Yen    2,441     Yen   (535)  Yen   16,406   Yen     (977)   Yen  2,880
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets at September 30, 2001             Yen936,247   Yen1,409,089     Yen512,265   Yen  434,458   Yen  922,561    Yen577,812
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                                                      Millions of Yen
                                               -------------------------------------------------------------------------
Six-month period ended September 30, 2001                                    Other Over-   Corporate and    Consolidated
(As restated):                                  Americas        Europe       seas Areas    Eliminations          Total
------------------------------------------------------------------------------------------------------------------------
Total Trading Transactions:
  External customers                           Yen365,205     Yen228,832    Yen273,495    Yen    19,218     Yen6,338,966
  Intersegment                                    257,849         83,244       417,389       (1,357,897)             --
------------------------------------------------------------------------------------------------------------------------
     Total                                     Yen623,054     Yen312,076    Yen690,884    Yen(1,338,679)    Yen6,338,966
------------------------------------------------------------------------------------------------------------------------
Revenue--Gross Trading Profit                  Yen 22,666     Yen  9,358    Yen 10,261    Yen    10,281     Yen  270,225
------------------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                        Yen  5,501     Yen  1,742    Yen (2,502)   Yen     3,057     Yen   44,133
------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                              Yen  3,005     Yen  1,297    Yen  2,385    Yen    (6,957)    Yen   23,418
------------------------------------------------------------------------------------------------------------------------
Total Assets at September 30, 2001             Yen393,406     Yen207,794    Yen241,865    Yen   957,680     Yen6,593,177
------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                              Millions of Yen
                                          -----------------------------------------------------------------------------------------
                                                            Machinery,                                   Consumer      Domestic
                                          Metal Products   Electronics                                   Products      Branches
Year ended March 31, 2002 (As restated):    & Minerals    & Information   Chemical         Energy       & Services    and Offices
-----------------------------------------------------------------------------------------------------------------------------------
Total Trading Transactions:
  External customers                       Yen1,501,933   Yen2,335,049   Yen1,019,745   Yen2,367,078   Yen2,034,648   Yen1,633,061
  Intersegment                                  282,948        170,725        292,098         87,215        139,398        272,492
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                 Yen1,784,881   Yen2,505,774   Yen1,311,843   Yen2,454,293   Yen2,174,046   Yen1,905,553
-----------------------------------------------------------------------------------------------------------------------------------
Revenue--Gross Trading Profit              Yen   67,397   Yen  112,425   Yen   53,476   Yen   48,061   Yen  108,610   Yen   47,553
-----------------------------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                    Yen   19,847   Yen   10,027   Yen    8,185   Yen   16,661   Yen    5,082   Yen    8,873
-----------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                          Yen    9,449   Yen   13,377   Yen   (4,893)  Yen   22,152   Yen    2,756   Yen    6,773
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets at March 31, 2002             Yen  935,835   Yen1,419,375   Yen  511,248   Yen  459,226   Yen  863,005   Yen  538,853
-----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Millions of Yen
                                                 ---------------------------------------------------------------------------------
                                                                                 Other Over-   Corporate and        Consolidated
Year ended March 31, 2002 (As restated):           Americas            Europe    seas Areas     Eliminations            Total
----------------------------------------------------------------------------------------------------------------------------------
Total Trading Transactions:
  External customers                             Yen  691,271       Yen414,857   Yen  590,622   Yen    56,490      Yen12,644,754
  Intersegment                                        492,620          179,837        798,560      (2,715,893)                --
----------------------------------------------------------------------------------------------------------------------------------
     Total                                       Yen1,183,891       Yen594,694   Yen1,389,182   Yen(2,659,403)     Yen12,644,754
----------------------------------------------------------------------------------------------------------------------------------
Revenue--Gross Trading Profit                    Yen   45,096       Yen 20,623   Yen   21,929   Yen    22,809      Yen   547,979
----------------------------------------------------------------------------------------------------------------------------------
Operating Income (Loss)                          Yen   11,750       Yen  4,484   Yen   (4,700)  Yen    (1,556)     Yen    78,653
----------------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)                                Yen    6,461       Yen  3,911   Yen    5,271   Yen    (9,886)     Yen    55,371
----------------------------------------------------------------------------------------------------------------------------------
Total Assets at March 31, 2002                   Yen  400,387       Yen232,656   Yen  241,271   Yen 1,066,510      Yen 6,668,366
----------------------------------------------------------------------------------------------------------------------------------


Notes: (1) Based on the change in new management organization, including the introduction of an Operating Group system from April 2002, "Electronics & Information" is combined with "Machinery;" further "Transportation Logistics," which was included in "Consumer Products & Services" before, is included in "Corporate and Eliminations" from the six-month period ended September 30, 2002. The prior operating segment information presented in this note has been restated to conform to the presentation for the current period presentation. "Electronics & Information" included in "Machinery, Electronics & Information" for the six-month period ended September 30, 2002 is as follows:


           Total Trading Transactions                  213,894
           Revenue--Gross Trading Profit                21,524
           Operating Income                                781
           Net Income                                      665
           Total Assets                                263,295

       (2) Effective April 1, 2002, the companies adopted SFAS No. 144. The figures of "Consolidated Total" for the prior operating segment information have been reclassified to conform to the current period presentation. The reclassifications to "Loss from Discontinued Operations--Net (After Income Tax Effect)" are included in "Corporate and Eliminations."

       (3) Net loss of "Corporate and Eliminations" for the six-month period ended September 30, 2001 included Yen11,964 million in losses on the write-down of marketable securities and Yen9,375 million in a gain arising from a nonmonetary exchange of shares in connection with a business combination of certain financial institutions. Net loss of "Corporate and Eliminations" for the year ended March 31, 2002 included (a) Yen16,200 million in losses on the write-down of marketable securities, (b) Yen10,084 million in impairment losses of long-lived assets, (c) Yen9,375 million in a gain arising from a nonmonetary exchange of shares in connection with a business combination of certain financial institutions, and (d) Yen8,895 million in gains on contribution of securities to an employee retirement benefit trust. (all amounts are after income tax effect)

       (4) Total assets of "Corporate and Eliminations" at September 30, 2002, 2001 and March 31, 2002 include corporate assets, consisting primarily of cash and cash equivalents and time deposits maintained with regard to corporate finance activities and assets of certain subsidiaries operating with corporate departments.

       (5) Transfers between operating segments are made at cost plus a markup.

       (6) Operating Income (Loss) reflects the companies' a) Revenue--Gross Trading Profit, b) Selling, general and administrative expenses, and
           c) Provision for doubtful receivables.

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
CERTIFICATE OF PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER

I, Tasuku Kondo, Senior Executive Managing Officer and Chief Financial Officer of MITSUI & CO., LTD., do hereby certify, to the best of my knowledge and after reasonable investigation, that, in my opinion, the condensed consolidated balance sheets as of September 30, 2002 and 2001 and March 31, 2002, the related statements of consolidated income, condensed consolidated shareholders' equity, and consolidated cash flows for the six-month periods ended September 30, 2002 and 2001 and for the year ended March 31, 2002 present fairly the financial position of the Company and its subsidiaries as of September 30, 2002 and 2001 and March 31, 2002, and the results of their operations and their cash flows for the six-month periods ended September 30, 2002 and 2001 and for the year ended March 31, 2002, on the basis of accounting as described in Note 1 to the condensed consolidated financial statements.

     The Company's consolidated annual financial statements are subject to a year-end audit by independent auditors.

     IN WITNESS WHEREOF, I, Tasuku Kondo, have hereunto set my hand this 12th day of December 2002.




/s/ TASUKU KONDO
Tasuku Kondo

Senior Executive Managing Officer and Chief Financial Officer



COMPANY DATA
As of September 30, 2002


MITSUI & CO., LTD.
2-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan
Telephone: 81 (3) 3285-1111
Fax: 81 (3) 3285-9819   Cable: MITSUI TOKYO   Telex: J22253
Web Site: http://www.mitsui.co.jp


DATE OF ESTABLISHMENT
July 25, 1947


PAID-IN CAPITAL
Yen192,487 million


NUMBER OF EMPLOYEES
(CONSOLIDATED)
37,105


STOCK EXCHANGE LISTINGS
Tokyo, Osaka, Nagoya, Fukuoka, Sapporo, Luxembourg, Amsterdam, and Frankfurt stock exchanges. American Depositary Shares (ADSs) are traded on the National Market of NASDAQ.


TRANSFER AGENT OF COMMON STOCK
The Chuo Mitsui Trust and Banking Co., Ltd.
33-1, Shiba 3-chome, Minato-ku, Tokyo 105-8574, Japan


NUMBER OF OFFICES AND OVERSEAS TRADING SUBSIDIARIES
OFFICES:
Domestic: 31 (including Tokyo Head Office)
Overseas: 80

OVERSEAS TRADING SUBSIDIARIES:
Head offices: 43
Others:       48 (including U.S. offices)

(Total--91 countries)

--------------------------------------------------------------------------------
Additional copies of this semiannual report and other publications may be obtained by contacting:
Corporate Communications Division, MITSUI & CO., LTD.
C.P.O. Box 822, Tokyo 100-8631, Japan
Fax: 81 (3) 3285-9819

Editorial supervision:
Yuji Takagi, General Manager,
Corporate Communications Division

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